August 8, 2019

Patrick J. Grismer
Chief Financial Officer
STARBUCKS CORP
2401 Utah Avenue South
Seattle, Washington 98134

       Re: STARBUCKS CORP
           Form 10-Q for the Quarter Ended March 31, 2019
           Filed April 30, 2019
           File No. 000-20322

Dear Mr. Grismer:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Transportation and Leisure